Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Checkpoint Therapeutics, Inc.

Waltham, MA

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2022, relating to the financial statements of Checkpoint Therapeutics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, P.C.

New York, New York

November 17, 2023